Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Amy Reardon	Elise Caffrey
Media Relations	Investor Relations
A&R Edelman for iRobot Corp.	iRobot Corp.
(303) 596-0041	(781) 418-3003
areardon@ar-edelman.com	ecaffrey@irobot.com
iRobot Announces Preliminary Unaudited Fourth Quarter and
Full Year 2007 Results
Revenue in line with expectations; Significant income tax benefits partially offset by costs associated with lawsuit settlement result in increased EPS compared to prior year
BURLINGTON, Mass., Jan. 22, 2008 – iRobot Corp. (Nasdaq: IRBT) today announced that it anticipates revenue for the fourth quarter of 2007 in the range of $98 million to $100 million and revenue for the full year 2007 in the range of $248 million to $250 million.
“I am extremely pleased to report that we anticipate fourth quarter and full year revenue to be in line with our expectations following a successful holiday season for our new iRobot® Roomba® 500 Series robot, despite widely reported weakness in general retail. The company’s Government & Industrial Robots business also made a strong contribution to the quarter,” said Colin Angle, chief executive officer of iRobot. “There also were two one-time events in the fourth quarter that impact fourth quarter and full year profitability: an anticipated income tax valuation reversal of at least $8 million and estimated litigation and settlement costs of approximately $1.6 million associated with the resolution of a lawsuit against Robotics FX that we announced last month,” he added.
“On a GAAP basis, we are expecting pre-tax profit between $12.1 million and $12.6 million for the fourth quarter and a pre-tax profit for the full year between $500,000 and $1 million. These results reflect the litigation settlement costs and lower than expected gross margins. Excluding the full year litigation and settlement costs of approximately $2.3 million, 2007 pro forma pre-tax profit is expected to be approximately $3 million. GAAP earnings per share are expected to be between $0.79 and $0.81 in the fourth quarter and between $0.33 and $0.35 for the full year, including the anticipated income tax valuation reversal,” Angle said.
“Based upon the company’s profits since December 31, 2004, and its expected annual profitability in 2008 and future years, at least $8 million of the deferred tax asset valuation allowance will be reversed effective December 29, 2007,” said Geoff Clear, chief financial officer of iRobot. “Reversal of the valuation allowance will be a discrete event and will result in a significant non-cash income tax benefit in the fourth quarter of 2007,” Clear added.
Angle continued, “Our results demonstrate the strength of our business, and we exited the year with excellent momentum and visibility. We are optimistic about strong revenue growth and improved profitability across the company in 2008. The details of our expectations will be provided during our fourth quarter earnings call in February,” he said.
Fourth Quarter Earnings Release and Conference Call
iRobot will announce its fourth quarter and full year 2007 financial results after close of market on Feb. 19, at which time additional details will be provided. Management will host a conference call, open to all interested investors, to discuss fourth quarter and full year 2007 financial results and expectations for 2008 financial performance on Wednesday, Feb. 20. Pertinent details include:
Date: Wednesday, Feb. 20, 2008
Time: 8:30 a.m. EST
Call-In Number: 719-325-4855
A live, audio broadcast of the conference call also will be available at http://investors.irobot.com/events.cfm. An archived version of the broadcast will be available on the same Web site shortly after the conclusion of the live event. A replay of the telephone conference call will be available and can be accessed by dialing 719-457-0820, access code 8088134.
About iRobot Corp.
iRobot is a provider of robots that perform dull, dirty or dangerous missions in a better way. The company’s proprietary technology, iRobot AWARE™ Robot Intelligence Systems, incorporates advanced concepts in navigation, mobility, manipulation and artificial intelligence. This proprietary system enables iRobot to build behavior-based robots, including its family of consumer and military robots. For additional information about iRobot, please visit www.irobot.com.
For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, iRobot Corp.’s expectations regarding anticipated revenue and pre-tax profit for the fourth quarter of 2007, anticipated revenue, GAAP pre-tax profit and non-GAAP pre-tax profit for full year 2007, anticipated income tax valuation allowance, anticipated litigation and settlement expenses, future revenue growth and profitability, and demand for and market acceptance of its products. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our ability to operate in an emerging market, fluctuations in our operating results and the seasonality of our business, our ability to enhance our current consumer robots or develop new consumer robots, our ability to produce our consumer robots, our dependence on the U.S. federal government and government contracts, our ability to expand our product offering beyond our current markets, market acceptance of our products, our ability to manage our rapid growth, changes in government policies or spending priorities, unanticipated expenses associated with currently ongoing litigation, and competition. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot Corp. undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot Corp., see the disclosure contained in our public filings with the Securities and Exchange Commission.
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